Exhibit 10.69

Deltek
13880 Dulles Corner Lane
Herndon, VA 20171-4600

703.734.8606
800.456.2009
703.734.0346 FAX

May 2, 2007

Jim Reagan

2060 Beacon Heights Drive

Reston, VA 20191

Dear Jim,

As you are aware, Deltek, Inc. (the “Company”) has decided to modify its Change in Control provisions so that you are treated appropriately in the event of a Change in Control of the Company. Accordingly, the offer letter, dated October 6, 2005, between the Company and you (the “Offer Letter”), is hereby amended as follows:

1.	Section 8 of the Offer Letter is deleted in its entirety and is replaced with the following:

“8. At-Will Employment; Severance. You will have no set term of employment, and your employment will be at will.

If your employment is terminated before a Change in Control either by the Company without Cause or by you for Good Reason, then the Company shall continue to pay you your then current base salary as of the date of termination for six months thereafter. In addition, upon any termination that entitles you to the foregoing severance benefits, the Company will also continue your coverage under the Company’s medical benefit plan for twelve months at the active-employee premium rate.

If your employment is terminated on the date of or within 18 months following a Change in Control either by the Company or its successors without Cause or by you for Good Reason, then the Company shall: (1) continue to pay you your then current base salary as of the termination date for 18 months thereafter, (2) pay you 150% of your then current target annual bonus (based on your target annual bonus in effect in the period in which you are terminated), and (3) continue your medical coverage under the Company’s medical benefit plan for 18 months at the active-employee premium rate.

The continuation of base salary will be paid in substantially equal installments over the 18-month severance period in accordance with the Company’s standard payroll practices with respect to active employees, but not less frequently than monthly. The payment of your bonus will be made in a lump sum at such time as bonuses are generally paid to employees during the period in which you are terminated. Notwithstanding the preceding two sentences, if Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), would cause the imposition of an excise tax on the salary continuation severance payment or bonus award severance payment if paid as aforesaid, then payment of the salary continuation severance payment and bonus award severance payment shall be ordered so as to avoid the imposition of the excise tax, as follows: (i) as much of the bonus award severance payment as may be paid without the imposition of the excise tax shall be paid as aforesaid, and any remaining portion of the bonus award severance payment shall be paid upon the day following the six-month anniversary of the termination date; and (ii) if any installments of the salary continuation payment may be paid (in whole or in part) as aforesaid without the imposition of the excise tax, then such installments shall be paid as aforesaid, and the remaining installments shall commence upon the day following the six-month anniversary of the termination date, and the first installment paid upon the day following the six-month anniversary of the termination date shall include all portions of the salary continuation severance payment that would have been paid but for the application of Section 409A to the salary continuation severance payment. The Company’s obligations to make any payments and (if applicable) continue the medical coverage as set forth above is conditioned upon: (x) your execution and delivery of, and your continued compliance with the obligations under, the Noncompetition Agreement, the form of which is attached as Annex B, and (y) your execution, delivery and non-revocation of a valid and enforceable general release of claims substantially in the form attached as Annex C.

For purposes of this letter, “Cause” and “Good Reason” will have the meanings set forth on Annex A hereto.”

2. Annex A to the Offer Letter is deleted in its entirety and is replaced with Annex A to this letter, and the definitions of “Cause,” “Change in Control” and “Good Reason” in the Offer Letter shall have the meanings set forth on Annex A to this letter (it being noted that “Cause” and “Change in Control” have the same definitions as set forth in Annex A to the Offer Letter).

No other terms or conditions of your employment shall be deemed modified or amended by the execution of this letter.

Please confirm your agreement to the foregoing terms and conditions by signing this letter below and returning a copy to me by no later than May 7, 2007. A second copy of this letter is enclosed for your files.

Very truly yours,

DELTEK, INC.

/s/ Kevin T. Parker
By:	Kevin Parker
President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ James C. Reagan	May 7, 2007
James Reagan	Date

Annex A

Definitions

“Cause” shall mean (A) a conviction of you for the commission of a felony, (B) a commission by you of one or more acts involving fraud or gross misconduct that cause material damage to the Company, (C) a material violation by you of the Noncompetition Agreement or (D) your breach of any material terms of this letter and such breach is not cured within 30 days after written notice by the Company to you identifying such breach. Prior to terminating your employment for Cause pursuant to clause (D), you shall be given (1) a written notice of such determination setting forth the nature of such alleged Cause item and specifically stating the corrective action required, (2) a reasonable opportunity to meet with the Board (with the assistance of your counsel if you so elect) to discuss such item and required corrective action and (3) a reasonable opportunity to take the required action and cure such item.

A “Change in Control” will have occurred if (A) any third party not affiliated with New Mountain Partners II, L.P., New Mountain Affiliated Investors II, L.P. or Allegheny New Mountain Partners, L.P. or any of their affiliates (collectively, “New Mountain”), but excluding the deLaski Shareholders (as defined in the Shareholders’ Agreement, dated as of April 22, 2005, to which (among others) the Company and New Mountain are parties), owns, directly or indirectly, more voting capital stock of the Company than New Mountain owns or (B) a third party not so affiliated has or obtains the right to elect a majority of the Board.

“Good Reason” shall mean (A) (x) a material reduction, without your written consent, of the nature and scope of the authorities, powers, functions or duties assigned to you or (y) any reduction, without your written consent, of your compensation (including, without limitation, your annual base salary or target annual bonus opportunity) (for clarification purposes, it shall be deemed a reduction if (i) you are not at all times the sole Chief Financial Officer of the Company or (ii) the Company ceases to be a publicly registered company), (B) the Company’s requiring you, without your prior written consent, to change the office location at which you are based which results in your having a commute to such location from your residence in excess of 75 miles or in excess of 120% (in miles) of your commute immediately prior to the date of such change of location, whichever is greater, or (C) the Company’s breach of any material terms of your employment or this letter, and, in the case of clause (A) or (C), such reduction or breach is not cured within 30 days after written notice by you to the Company identifying such reduction or breach. In order to constitute termination for Good Reason, you must terminate your employment within 60 days after the basis for such termination becomes known to you (or, in the case of clause (A) or (C), within 30 days after the Company has failed to cure such reduction or breach).